Exhibit 10.10
THIRD AMENDMENT TO LEASE
This THIRD AMENDMENT TO LEASE (this "Amendment") is made this 19th day of
February, 2010 (the "Effective Date"), by and between US REAL ESTATE LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord") and THE UNIVERSITY OF PHOENIX, INC., an Arizona corporation (''Tenant'').

RECITALS
A.    Landlord and Tenant entered into that certain Lease Agreement dated June 29, 2009, as amended by that certain First Amendment to Lease dated August 11, 2009 and that certain Second Amendment to lease dated November 2, 2009 (as so amended, the "Lease") pursuant to which Tenant leased from Landlord approximately 439,070 rentable square feet (the "Premises") located at 1625 Fountainhead Parkway and 1601 Fountainhead Parkway, Tempe, Arizona 85282 (the "Buildings").
B.    The parties now wish to amend the Lease as of the Effective Date subject to and on the terms and conditions set forth below.
AMENDMENT
1.    Defined Terms. Terms in this Amendment shall have the same meaning as such terms have in the Lease and Work Letter unless otherwise noted in this Amendment.
2.    Work Letter Amendment. Schedule 1 to the Work Letter Agreement is hereby amended, restated, and replaced in its entirety with Schedule 1 as set forth in Exhibit A hereto, which exhibit is hereby incorporated herein by reference.
3.    Ratification. Landlord and Tenant each hereby reaffirm its rights and obligations under the Lease as modified by this Amendment. In the event of a conflict of ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

4.    Counterparts. This Amendment may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Landlord and Tenant have each executed this Amendment on the dates written below their names.

LANDORD:

US REAL ESTATE LIMITED
PARTNERSHIP, a Texas limited
partnership

By:	USAA Real Estate Company, a
Delaware corporation, its general
partner

By: /s/ Robert L. Sult, Jr.
Name: ROBERT L. SULT, JR.
Title: Managing Director

TENANT:

THE UNIVERSITY OF PHOENIX, INC.,
an Arizona corporation

By: /s/ William J. Swirtz
Name: William J. Swirtz
Title: President of Apollo Development and Authorized Officer

By: _________________
Name: ______________
Title: _______________

EXHIBIT A

Schedule 1

Base Building

APOLLO DEVELOPMENT REQUIREMENTS
FOR BASE BUILDING CONSTRUCTION
FOR UNIVERSITY OF PHOENIX

Landlord at its sole cost and expense shall include as part of the building shell all necessary and fees as part of the shell development:

1.
Complete site improvements, including, without limitation, trash enclosures, parking, landscaping, site grading, drainage and compaction, driveways, fire lanes, site utilities extended into the building, site directional signage, site lighting, sidewalks, and any and all required necessary to comply with Applicable Laws, including, without limitation, all ADA requirements.

2.
A six level parking structure to accommodate approximately 1,885 cars of the approximately 2,055 cars accommodated in this development including code required handicapped spaces. The parking structure is provided with its own electrical service entrance section with an emergency generator powered from the 6-story building serving the emergency distribution switch boards for elevator and emergency lighting per code.

3.	Complete construction of the shell building, including without limitation, the following:

a.	Complete structural system, including concrete floors at and above grade;

b.	Complete exterior building skin and roofing;

c.	Complete shell building automatic fire sprinkler system with the sprinkler heads turned up;

d.	Complete operational stairs and elevators;

e.	Complete, fully operational toilet rooms at the core areas as shown in Schedule 3;

f.
All common areas including without limitation, first floor lobbies, janitorial, electrical and mechanical spaces, first floor exiting corridors, etc. Excluded from this definition are the Upper Floor lobby finishes, which shall be paid for out of the Tenant Finish Allowance;

g.	Building exterior entrance security system;

h.	Emergency lighting, electrical and communication systems for elevators;

i.	Fire alarm system as required by code;

j.	Electric drinking fountains at the core areas;

k.	Complete exterior window glazing system;

l.	Complete exterior wall and roof insulation system;

m.
Stairs, doors and all components of the egress system meeting or exceeding current requirements of all applicable ordinances and codes, or made to comply with Tenant's space plan at Tenant's sole expense;

n.	Complete ADA compliance;

o.	Base building should accommodate a ceiling height of 9'-0" above finished floor (AF.F.), excepting First Floor Lobbies which shall be 10'.

4.
All agency or jurisdictional costs for permits and fees for the shell buildings, including Base building plan check and permit fees, development fees, taxes, utility hook-up costs and fees, including submittal and coordination required to obtain approvals.

5.	All architectural, engineering fees and costs, including soils engineering, civil surveys, offsite engineering, landscape architecture, traffic engineering, legal costs associated with permitting and all building design engineering such as mechanical, structural and electrical engineering. Expense costs, including travel and printing associated with obtaining permits and approvals.

6.	Base Building will also include the following services, matters and improvements to the Premises as a part of Landlord's shell construction costs:

a.
Electrical: All electrical power to operate the lighting and HVAC systems including two (2) 3,000 Amp Electrical Services on the ten story building and a 3,600 Amp Electrical Service on the six story building, all at 480 / 277 volt three-phased power. Power to be distributed to electric rooms through buss duct risers with connection to power of all house panels and transformers and all major core pieces of HVAC equipment. The buildings will each be equipped with an emergency generator servicing the emergency distribution switch board. Panel boards for house power shall be located as required to provide 480/277 volt power and 120/208 volt power in panels providing circuit breakers for 20 Amp circuits and spaces for future 20 Amp single pole circuit breakers to meet all house power needs. Electrical power to serve tenant space shall originate from buss riser(s) in the electric room on each floor and include distribution panels, raceways, conductors, fixtures and devices under the Tenant Improvement scope of work.

b.
Telecommunications Access: Provide all conduit raceways to the minimum point of presence (MPOP) on the first floor of each building and conduit raceways and penetrations to allow for cabling to telecommunications rooms on each floor. Furnish and install terminal mounting boards (TMBs) at each room for telecommunication punchdown blocks and service equipment (furnished and installed by others) and provide house 120/208 power in telecommunication rooms for service equipment power needs.

c.
Heating, Ventilation and Air Conditioning (HVAC): HVAC cooling system shall consist of a separate chilled water system for the ten story and the six story buildings. The system for each building shall include chillers, cooling towers, primary chilled water pumps, condenser water pumps and a plate and frame heat exchanger and expansion tame Base building HVAC system includes a Variable Air Volume air handler on each floor of the office buildings with all medium and low pressure duct distribution, devices and diffusers to be provided under the Tenant Improvement scope of work. Outside air will be provide per code via make up air units and ducted to Variable Air Volume air handlers included in the Base building, located on each floor of each building and to the fan coils, air handlers and exhaust system serving the common areas including lobby, elevator equipment rooms, core area restrooms. System capacity will provide a system that will provide code minimum fresh air make-up and be able to maintain the space between 72 degrees Fahrenheit and 76 degrees Fahrenheit year round based on the ASHRAE Standard 62 ventilation default requirements for general office occupant loads of 5 per 1,000 square feet. System will permit operation at a minimum energy level and within parameters defined by the "Comfort Chart" shown in the latest edition of ASHRAE Standard 55, "Thermal Environmental Conditions for Human Occupancy."

7.
Hazardous Materials. The Base Building shall be free of all Hazardous Materials when delivered for occupancy. "Hazardous Materials" shall mean any material, waste, substance, pollutant or contaminant which could pose a risk of injury or threat of health or the environment.

The Base Buildings will be constructed using a combination of pre-cast concrete panels, reflective glass, painted metal panels and clear anodized aluminum The material palette for the Base Buildings will be comprised of the following:

1.	Pre-Cast Concrete Panels with integral colored concrete, to match Dunn Edwards DE6242 Wells Grey LRV 43

2.	1" Insulated Glass, to match Versalux Blue 2000T Subdued Silver Reflectance

3.	Metal Panels, painted to match ATAS 70 Clear

4.	Clear Anodized Aluminum,to match Arcadia #11/Clear AC-2.